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                                  EXHIBIT 21.1



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                                  SUBSIDIARIES



       EWC Aviation Corp., a Texas corporation

       EWC GP Corp., a Delaware corporation

       EWC LP Corp., a Delaware corporation

       Encore Wire Limited, a Texas Limited Partnership